                                                                    EXHIBIT 2.2




                            ASSET PURCHASE AGREEMENT


                                     among


                        DELCREST MEDICAL PRODUCTS, INC.
                                   as Seller,

                                RICHARD KREIDER,

                     TRUST U/W CATHERINE KREIDER, DECEASED,
          Earl Kreider, Elaine Arnold and Joseph R. Kempter, Trustees

                                      and

                   EARL KREIDER IRREVOCABLE INTER VIVOS TRUST
                dated November 1, 1990, Richard Kreider, Trustee

                                as Shareholders,

                                      and

                           AMERICAN HOMEPATIENT, INC.
                                    as Buyer

                               TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3     Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II.  RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1     Collection of Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III.  PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Interest on Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . .   6
         4.1     Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         4.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Operations Since December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.6     Employment Discrimination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Medicare, Medicaid and Other Third-Party Payors. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.9     Miscellaneous Representations Relating to Real Estate. . . . . . . . . . . . . . . . . . . . . . . .  12
         4.10    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.11    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.12    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.13     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.14    Seller's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.15    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         4.16    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.17    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.18    Conflicts of Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.19    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.20    Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.21    Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.22    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.23    Compliance with Healthcare and Other Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.24    Condition of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.25    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.26    Tax Returns; Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . .  20
         4.27    No Omissions or Misstatements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.1     Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.2     Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.3     Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI.  COVENANTS OF PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Preservation of Business and Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Access to Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.4     Preserve Accuracy of Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.5     Maintain Books and Accounting Practices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.6     Indebtedness; Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.7     Compliance with Laws and Regulatory Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.8     Maintain Insurance Coverage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.9     Medicare and Medicaid Reporting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.10    Current Return Filing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.11    WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.12    No Sale, Merger or Consolidation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.1     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII.  SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.1     Representations and Warranties True at Closing; Compliance with Agreement. . . . . . . . . . . . . .  26
         8.2     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3     Order Prohibiting Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.1     Representations and Warranties True at Closing; Compliance with Agreement. . . . . . . . . . . . . .  27
         9.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.3     No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4     Inspection of Assets; UCC Searches, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.5     Order Prohibiting Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.6     Confidentiality and Non-Compete Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.7     Consulting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.8     Operating Targets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.9     Value of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.10    Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.11    Approval of Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.12    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE X.  OBLIGATIONS OF SELLER AND SHAREHOLDERS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.1    Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2    Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.4    Corporate Good Standing and Corporate Resolutions. . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.5    Closing Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.6    Third Party Consents and Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.7    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.8    Confidentiality, and Consulting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.9    Additionally Requested Documents; Post-Closing Assistance. . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.1    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.2    Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.3    Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.4    Corporate Good Standing and Certified Board Resolutions. . . . . . . . . . . . . . . . . . . . . . .  32
         11.5    Closing Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XII.  OPINION OF BUYER'S COUNSEL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE XIII.  TRANSITIONAL OPERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         13.1    Transition Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         13.2    Maintenance of Operation; Expenses; Inventory; Rental Equipment; Fixed Assets  . . . . . . . . . . .  33
         13.3    Cash Account; Operating Fee; Inventory Purchases . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         13.4    Examples . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         13.5    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XIV.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.2    Indemnification by Seller and Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.4    Rules Regarding Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         14.5    Limitation on Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE XV. PRESERVATION OF BUSINESSAND NONCOMPETE RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.1    Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.2    Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE XVI.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         16.1    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         16.2    Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         16.3    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         16.4    Confidentiality; Prohibition on Trading. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.5    Controlling Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.6    Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.7    Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.8    Partial Invalidity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.9    Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.10   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.11   Interpretation; Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.12   Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         16.13   Legal Fees and Costs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                            ASSET PURCHASE AGREEMENT


                 THIS ASSET PURCHASE AGREEMENT is made on January 31, 1996 to be effective as of January 1, 1996, by and among DELCREST MEDICAL PRODUCTS, INC., a Pennsylvania corporation (the "Seller"), RICHARD KREIDER, a resident of Pennsylvania, Earl Kreider, Elaine Arnold and Joseph R. Kempter, as trustees of TRUST U/W CATHERINE KREIDER, DECEASED, and Richard Kreider, as trustee of EARL KREIDER IRREVOCABLE INTER VIVOS TRUST dated November 1, 1990 (collectively, "Shareholders"), and AMERICAN HOMEPATIENT, INC., a Delaware corporation ("Buyer").

                                R E C I T A L S:

         WHEREAS, Seller owns and operate a home health care business, the non-institutional division (the "Business") of which is particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by Seller with respect to the Business at each location; and

         WHEREAS, the Seller also owns and operates an institutional division (the "Institutional Division") of its health care business, which Institutional Division is not the focus of the transactions contemplated under this Agreement; and

         WHEREAS, Shareholders own all of the issued and outstanding stock of Seller; and

         WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller and Shareholders desire to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller and Shareholders, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                         ARTICLE I.  PURCHASE AND SALE

         1.1 Purchase and Sale. Seller and Shareholders agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller and Shareholders, all right, title and interest in all assets (except the Excluded Assets) of Seller of every kind and type, tangible or intangible, real and personal, that are used in the operation of the Business, free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in paragraph

1.3(1)), which assets shall include, without limitation, the following
  (collectively, the "Assets"):

                 (1) All tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business (collectively, the "Equipment and Furnishings") including, without limitation, the items listed on the "Schedule of Assets" attached hereto as
Exhibit 1.1 but specifically excluding all equipment and furnishings described in paragraph 1.2(1);

                 (2) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory") having a book value on the Effective Date of $519,494.00.

                 (3) All accounts and notes receivables of the Business, and proceeds thereof (collectively, the "Receivables");

                 (4) All income generated from operation of the Business on and after the Effective Date in the manner contemplated by Article XIII;

                 (5) All patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

                 (6) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

                 (7) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

                 (8)      All prepaid expenses and deposits of the Business;

                 (9) Contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, construction contracts, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business and that are Assumed Liabilities (as such term is defined herein);

                 (10) All intangible or intellectual property owned, leased, licensed or possessed by either Seller or Shareholders and utilized in connection with the Business, including without limitation, the names "Delcrest Medical Products, Inc." and derivatives thereof (it being understood, however, that Seller shall also retain the right to continue using the name in the context of its Institutional Division as currently operated).

         1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the assets or operation of the Institutional Division and certain specific assets of the Business, as specified below (collectively, the "Excluded Assets"):

                 (1) All of Seller's tangible personal property, medical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property in connection with the Institutional Division, including those items listed on Exhibit 1.2(1) attached hereto;

                 (2) All of Seller's inventory of goods and supplies used in connection with the Institutional Division not included in the Inventory;

                 (3)      All accounts receivable of the Institutional
Division;

                 (4) Subject to paragraph 1.1(4), all of Seller's cash, cash equivalents and bank and other comparable accounts;

                 (5) Prepaid expenses and deposits in connection with the Institutional Division;

                 (6)      All life insurance policies owned by Seller; and

                 (7)      Seller's corporate and financial records;

The parties acknowledge and agree that Seller is not conveying to Buyer any of the Excluded Assets and that, following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

         1.3     Assumed Contracts, Leases and Liabilities.

                 (1) Buyer will assume and agree to pay or perform, as the case may be, only the following (collectively, the "Assumed Liabilities"):

                          (a) At the end of the Transition Period (as defined herein) those obligations under those Leases and Contracts (as such term is defined in paragraph 4.11) arising after such date which Buyer expressly elects to assume other than claims arising thereunder as a result of acts or omissions by or on behalf of Seller occurring outside of the ordinary course of business prior to the end of the Transition Period; and

                          (b) At the end of the Transition Period, those employee liabilities that Buyer expressly elects to assume, the categories and amounts of which are set forth on Exhibit 1.3 attached hereto. If, at the end of the Transition Period, Buyer agrees to assume employee liabilities in excess of the limits set forth on Exhibit 1.3, Seller shall, by June 10, 1996, remit to Buyer cash in an amount equal to such excess. If, at the end of the Transition Period, Buyer agrees to assume employee liabilities less than the limits set forth on Exhibit 1.3, Buyer shall, by June 10, 1996, remit to Seller cash in an amount equal to such deficiency.

                 (2) Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or Shareholders of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated under this Agreement, or the Institutional Division and that Seller and/or Shareholders shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller and/or Shareholders including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations, accrued vacation and sick pay not expressly assumed by Buyer pursuant to paragraph 1.3(1)(b), and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans.


                           ARTICLE III.  RECEIVABLES

         2.1 Collection of Receivables. At Closing, Seller and Shareholders will take all appropriate action necessary to vest in Buyer all right, title and interest in the Receivables, and Buyer will proceed to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Seller and Shareholders shall collect the Receivable in compliance with all applicable laws, as Buyer's agent for the limited purpose of such collection, and shall immediately deliver to Buyer the gross proceeds of such collection. Seller and Shareholders shall also provide such additional assistance in the collection process as Buyer may reasonably request. Seller and Shareholders represent and warrant that the amount of collectible Receivables outstanding as of December 31, 1995, is not less than $806,864.00. If, within 365 days following Closing, less than Eight Hundred Six Thousand Eight Hundred Sixty-Four and No/100 Dollars ($806,864.00) has been collected on account of such Receivables,
(a) Seller and  Shareholders shall pay to Buyer the amount of the shortfall,
(b) Buyer, upon receipt of Seller's payment of the shortfall, will convey the uncollected Receivables back to Seller, and (c) Shareholders agree to prepare, at their cost, revised historical financial statements for the Seller reflecting the impact of the less-than-anticipated collections.


                           ARTICLE IV. PURCHASE PRICE

         3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XV hereof, will be Six Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($6,725,000.00) (the "Purchase Price"). The Purchase Price shall be subject to adjustment as set forth in this Agreement and shall be payable at Closing in the following manner:

                 (1) Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) by a purchase price note (the "Note"), the form of which is attached hereto as Exhibit 3.1(1);

                 (2) Three Hundred Thirty-Five Thousand Four Hundred and No/100 Dollars ($335,400.00) by deposit of good funds into an interest bearing escrow account pursuant to the terms of an escrow agreement (the "Escrow Agreement"), the form of which is attached hereto as Exhibit 3.1(2);

                 (3) Assumption of Assumed Liabilities in the manner contemplated by paragraph 1.3(1)(b);

                 (4) Satisfaction of such liens or other obligations that encumber the Assets and, to the extent fund are available, certain other obligations of Seller as mutually satisfactory to the parties in their discretion; and

                 (5) The remainder, subject to the adjustments noted in this Agreement, in immediately available funds at Closing.

         3.2 Interest on Purchase Price. In addition to the Purchase Price described in paragraph 3.1, Buyer shall deliver to Shareholders, in immediately available funds at Closing, interest on Purchase Price described in paragraphs 3.1(1) and 3.1(5) at the rate of seven percent (7.0%) per annum for the Effective Date through Closing. Comparable interest on that portion of the Purchase Price referenced in paragraph 3.1(2) will be deposited in escrow pursuant to the Escrow Agreement. No interest will be payable with respect to those items referenced in paragraphs 3.1(3) and 3.1(4).

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.3 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.


                 ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof, as of the date of Closing and as of cessation of the Transition Period, as follows:

         4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing in the Commonwealth of Pennsylvania, and is in good standing and duly qualified to do business as a foreign corporation in the State of New Jersey. Since the date of its organization and incorporation, Seller has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereunder. Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholders hereunder, and to take all actions necessary, in their capacity as the stockholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, Shareholders or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of Seller and Shareholders, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2     Absence of Default.   Except as provided on Exhibit 4.2
attached hereto, the execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller and/or Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Seller or Business under: (a) any term or provision of the Charter or Bylaws of Seller or any trust or comparable agreement of any Shareholder; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholders are a party or by which Seller and/or Shareholders or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or Shareholders and/or the Assets are subject.

         4.3     Financial Statements.

                 (1) Attached hereto as Exhibit 4.3 are true and correct copies of Seller's reviewed balance sheets as of December 31, 1995 and 1994, and its reviewed income statements for the fiscal years then ending (the "Financial Statements"). The Financial Statements are based on the books and records of Seller and present fairly, in compliance with generally accepted accounting principles, the financial position of Seller and the Business as of, and the results of operation of the Business for, the periods specified.

                 (2) The books and records of Seller are in such order and completeness so that an unqualified audit of the Business may be performed for any period prior to Closing not already audited. Seller and Shareholders shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of the Seller for any period prior to Closing not already audited.

         4.4 Operations Since December 31, 1995. Since December 31, 1995, there has been no:

                          (a)     material change in the condition, financial
or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of Seller;

                          (b)     loss, damage or destruction of or to any of
the Assets, whether or not covered by insurance;

                          (c)     sale, lease, transfer or other disposition by
Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

                          (d)     increase in the compensation payable by
Seller to any of its Shareholders, employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholders or independent contractors of the Seller;

                          (e)     cumulative net operating loss incurred in the
operation of the Business;

                          (f)     adjustment or write-off of Receivables or
reduction in reserves for Receivables outside of the ordinary course of business;

                          (g)     change in the accounting methods or practices
employed by Seller or change in depreciation or amortization policies;

                          (h)     issuance or sale by Seller or Shareholders,
or contract or other commitment entered into by Seller or Shareholders, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

                          (i)     payment by Seller of any dividend,
distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                          (j)     sale, transfer, pledge, mortgage or other
disposition of any of the Assets (except inventory and equipment held for rent in the ordinary course of business);

                          (k)     merger, consolidation or similar transaction;
or solicitations therefor;

                          (l)     federal, state or local statutes, rule,
regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller and Shareholders, adversely affects the Business or Assets;

                          (m)     strike, work stoppage or other labor dispute
adversely affecting the Business; or

                          (n)     termination, waiver or cancellation of any
rights or claims of Seller, under contract or otherwise.

         Further, since the Effective Date, neither Shareholders nor any trustees, beneficiaries or Affiliates (as defined in paragraph 4.12(2)) of any Shareholder have received any compensation, benefits or distributions from either the income of the Business since the Effective Date or the Assets, whether as salary, bonus, fees, dividends or any other form of compensation, which is greater than the amount of compensation and benefits contemplated for each pursuant to either of the agreements referenced in paragraph 9.7 or the provisions of paragraph 13.3.

         Notwithstanding the foregoing, Buyer acknowledges and agrees that the representations and warranties of Seller and Shareholders as specified in paragraphs 4.4(d), 4.4(e) and 4.4(i) do not apply to any periods subsequent to the Effective Date so long as Seller's obligations under Article XIII are fully performed.

         4.5 Absence of Certain Liabilities. Except as set forth in the December 31, 1995 Financial Statements, Seller has, and as of the Closing will have, no contingent liabilities or obligations with respect to the Assets or Business.

         4.6 Employment Discrimination. Except as disclosed in Exhibit 4.6 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the knowledge of Seller or Shareholders have threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or shareholders of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). The claims disclosed in Exhibit 4.6 will not result in any liability to or obligation of Buyer, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.

         4.7     Licenses and Permits.

                 (1) Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Seller to occupy, operate and conduct the Business, and there does not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or any other party under any of the Licenses and Permits. There exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on
Exhibit 4.7(1) attached hereto. The most recent licensure surveys and deficiency reports related to each of these items has also been included in
Exhibit 4.7(1). Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.7(1). No notices have been received by Seller or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

                 (2) Seller is not required to have any certificates of need or similar authorization in order to operate the Business.

                 (3) Each employee of Seller has all Licenses and Permits required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. There is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

                 (4) Seller is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") to operate and conduct the Business. Included in Exhibit 4.7(4) attached hereto are the certificates of accreditation issued by the JCAHO, and copies of the most recent JCAHO accreditation survey report, including a list of deficiencies, if any.

         4.8     Medicare, Medicaid and Other Third-Party Payors.

                 (1) Seller participates in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts pertaining to the Business or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements and any and all comparable agreements pertaining to the Institutional Division.


                 (2) Exhibit 4.8(2) attached hereto contains a copy of Seller's most recent Statement of Deficiencies and Plan of Correction, if any.

                 (3) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Seller or Shareholders, nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve
(12) months, nor have either Seller or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

                 (4) Seller currently has contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) pertaining to the Business are included in Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts and any and all comparable contracts pertaining to the Institutional Division.

                 (5) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the periods on or prior to the cessation of the Transition Period, relating to amounts owing under any such programs by Seller, then Seller shall immediately pay to Buyer the amounts so offset, with interest at a rate equal to seven percent (7.0%) per annum; provided, however that Buyer shall bear the risk of offset as to operations beginning as of the Effective Date so long as such offsets are not caused by the willful acts or omissions, or gross negligence, of Shareholders, Seller and/or its employees, representatives or agents. The interest shall accrue from the date of offset by the third party until the date paid by Seller to Buyer.

         4.9 Miscellaneous Representations Relating to Real Estate. None of the real estate used in connection with the operation of the Business (the "Real Estate") is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate. There are no facts known to either the Seller or the Shareholders that would adversely affect the possession, use or occupancy of the Real Estate.

         4.10    Title to Assets.

                 (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except as set forth in
Exhibit 4.11 attached hereto. The Assets are all the assets set forth on the Schedule of Assets or used in the operation of the Business.

                 (2) Seller owns no real estate. Seller is in lawful possession of all of the Real Estate that is leased rather than owned, including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto. Except as set forth in Exhibit 4.10(2) attached hereto, Seller's possessory rights in each case are free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business.

         4.11    Leases and Contracts.

                 (1) Exhibit 4.11(1) attached hereto sets forth a complete and accurate list of all contracts, including the Program Agreements, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and/or Shareholders are a party or by which Seller, the Assets or the Business is bound or affected, including, without limitation, service, contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). Attached to Exhibit 4.11(1) are accurate and complete copies of all written Leases and Contracts and written summaries of key terms of all oral Leases and Contracts. Except for the Assumed Liabilities, all Leases and Contracts and all other obligations and liabilities relating to the Assets and the Business shall be retained by Seller.

                 (2) None of the Leases and Contracts have been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

                 (6) Except as set forth on Exhibit 4.2 attached hereto, assignment to Buyer of those Leases and Contracts constituting part of the Assumed Liabilities will not default, alter or terminate any such Leases and Contracts, and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

         4.12    Environmental Matters.

                 (1) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                 (2) Compliance with Laws and Regulations. All operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller, any Affiliates of Seller (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Seller, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Seller or its Affiliates ("Agents"), or any tenant or subtenant of Seller of any part of the Real Estate is and has been in compliance with any and all laws, licenses, permits, regulations, orders, codes, judicial decisions, decrees and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the best knowledge of Seller and Shareholders, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate which, if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by and complies with Environmental Law:

                          (a)     Except as provided on Exhibit 4.12 attached
hereto, neither Seller, Affiliates nor, to the best knowledge of Seller and Shareholders, Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to Seller's or Shareholders' best knowledge, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Seller, Affiliates nor, to Seller's
or Shareholders' best knowledge, Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law.

                          (c)     Seller has not at any time engaged in or
permitted, nor to Seller's or Shareholders' best knowledge, has any tenant or subtenant of Seller, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by environmental governmental authorities. Seller has not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.
                          (d)     None of the Real Estate, nor any part
thereof, nor Seller nor any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or, to the best knowledge of the Seller and Shareholders, threatened investigation or inquiry by any governmental authority for noncompliance with, or any remedial obligations under Environmental Law; and there are no circumstances known to Seller or Shareholders which could serve as a basis therefor.

                          (e)     Neither Seller, its Affiliates nor, to the
best knowledge of Seller or Shareholder, its Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Seller and Shareholder, proposed for listing under Environmental Law or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

         Seller and Shareholders shall promptly notify Buyer in writing of any order of which it is aware, receipt of any notice of violation or noncompliance with Environmental Law, any threatened or pending action of which it is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to cessation of the Transition Period; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Seller prior or simultaneous notice of such notification.

                 (3) Other Environmental Matters. To the best knowledge of Seller and Shareholders, there are no underground storage tanks on any portion of the Real Estate, except an in-ground tank at the Levitown, Pennsylvania, facility which is in full compliance with Environmental Law and which Seller shall remove at Seller's expense in compliance with Environmental Law prior to the end of the Transition Period. Seller shall replace such tank with an above ground tank reasonably satisfactory to Buyer and in compliance with Environmental Law. To the best knowledge of Seller and Shareholders, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit or report on the Real Estate, which Seller or its Affiliates obtained or was furnished.

         4.13 Litigation. Neither Seller nor Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 4.13 attached hereto (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Seller and Shareholders, threatened involving Seller, Shareholders, any of the Assets or the Business.

         4.14    Seller's Employees.  Exhibit 4.14 attached hereto sets forth:
(a) a complete list of all of Seller's employees, and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Section 2102 et seq. Except as provided in Exhibit 4.11, Seller has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 4.14 lists all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). Seller will terminate those of its employees engaged in the Business whom Buyer wishes to retain upon conclusion of the Transition Period, and each of Seller and Shareholders agree, jointly and severally, to indemnify and hold Buyer harmless, from and against any and all claims of all of Seller's employees relating to their employment by Seller through the Transition Period described in Article XIII, including any claims resulting from termination of employment. Other than Assumed Liabilities, the parties to this Agreement expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of cessation of the Transition Period, including related payroll taxes.

         4.15 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Seller and Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. There is no pending or, to the best knowledge of Seller and Shareholders, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. Other than a petition dated June 29, 1995 (a copy of which has been provided to Buyer), which petition was withdrawn with prejudice on August 21, 1995, there has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to the Seller's employees within the last three years.

         4.16 Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is set forth in Exhibit 4.16 attached hereto, which policies have previously been provided to Buyer. Exhibit 4.16 also sets forth a summary of the Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller and Shareholders agree, jointly and severally, to indemnify and hold harmless Buyer from and against any damages or costs (including attorney fees) arising out of such insurance claims. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.17 Broker's or Finder's Fee. Other than the retention of Paragon Ventures, neither Seller nor Shareholders have employed, or are liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement. Seller and Shareholders shall timely pay all fees and expenses due to Paragon Ventures and its Affiliates.

         4.18 Conflicts of Interest. Except as provided on Exhibit 4.18 attached hereto, none of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Seller:
(a) Shareholders, (b) any trustee or beneficiary of any Shareholder; (c) any director or officer of Seller, or (d) any entity under common control with Seller or controlled by or related to Shareholders.

         4.19 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefore, whether registered or common law (collectively, the "Intellectual Property"), owned by Seller and used in connection with the Business are listed and described in Exhibit 4.19 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Seller and Shareholders, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and neither Seller nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property.

         4.20 Inventories. The Inventory is, and on Closing will be, of a quality and quantity presently used by Seller in the ordinary course of the Business determined and valued consistent with Seller's past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. Since the date of the December 31, 1995 Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business. Seller has fairly represented the nature and extent of the Inventory to its outside auditors and accountants on a consistent basis and in the exercise of good faith.

         4.21 Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are listed in Exhibit 1.1(1) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.22    Employee Benefit Plans.

                 (1) Welfare Benefit Plans. Exhibit 4.22(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies of all Welfare Benefit Plans have previously been provided to Buyer.

                 (2) Pension Benefit Plans. Exhibit 4.22(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered employee of Seller during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Internal

Revenue Code of 1986, Section 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Copies of all Pension Benefit Plans have previously been provided to Buyer.

                 (3) Liabilities. There are no unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans. Buyer shall not be liable and not be responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid upon cessation of the Transition Period and for all claims incurred before such time, whether or not paid or presented before cessation of the Transition Period.

         4.23 Compliance with Healthcare and Other Laws. Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Business. None of the Leases and Contracts and no activity of Seller violates
Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Leases and Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance could not have a material adverse effect on the Business. No bulk sales or similar statute applies to the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with any applicable state antitrust or similar laws. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Seller with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller shall retain and be responsible, for any liability incurred, and Seller shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.

         4.24 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" used in the Business and reflected on the Schedule of Assets, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all assets owned by Seller and used in connection with the Business. Except for Equipment and Furnishings removed from service for repair or replacement in the ordinary course of Seller's Business consistent with past practice, the extent of which will not materially adversely affect the ability to operate the Business on an ongoing basis as it has been operated in the past, all components of all of the Equipment and Furnishings (a) to the best Seller's and Shareholder's knowledge, operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied. Since December 31, 1995, the Business has been operated in conformity with the methods and procedures observed and utilized during the two year period immediately preceding December 31, 1995, and that since December 31, 1995, and except as required in the ordinary and usual course of the Business, no funds, monies or accounts receivable have been removed, distributed, assigned or paid by or from the Seller.

         4.25 WARN Act. Within the period ninety (90) days prior to the Effective Date, Seller has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

         4.26 Tax Returns; Taxes. Seller has filed or will timely file all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller and Shareholders, threatened against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any tax claims.

         4.27 No Omissions or Misstatements. There is no fact material to the Assets, liabilities, operations or prospects of Seller or the Business which has not been set forth or described in this Agreement or in the Exhibits hereto and that is material to the conduct, prospects, operations or financial condition of the Seller, the Business or the Assets. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholders or Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

              ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Seller and Shareholders, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.

                       ARTICLE VII. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the Effective Date until the cessation of the Transition Period, each of Seller and Shareholders shall use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Seller or the Business. Buyer, Seller and Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Seller shall use its best efforts to retain its employees as are reasonably necessary for the conduct of the Business in their current positions until cessation of the Transition Period. Notwithstanding the foregoing sentence, Seller intends to terminate certain of its employees during the Transition Period. Seller will obtain Buyer's consent for any such termination which consent will not be unreasonably withheld. Unless and until this Agreement is terminated, Seller and Shareholders agree that they will not sell or transfer, or negotiate the sale or transfer of, either the Assets, the Business or any capital stock of Seller. From the Effective Date until the Closing, Seller shall pay no dividend, and shall make no distribution or extraordinary payment to the Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business. From the Effective Date until cessation of the Transition Period, Seller will not sell, discard or dispose of any of the Assets except for inventory in the ordinary course of business consistent with past practice which Inventory shall be replaced with inventory of equivalent value and quality pursuant to Article
XIII. None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer. From the Effective Date until cessation of the Transition Period, Seller and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.

         6.2 Absence of Material Change. From the Effective Date until cessation of the Transition Period, neither Seller nor Shareholders shall make any material change in the Business or in the utilization of the Assets and shall not enter into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer.

         6.3     Access to Books and Records.

                 (a) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of the Seller, the Business or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transaction(s) contemplated hereunder are not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.

                 (b) Following the Closing, Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to cessation of the Transition Period. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (c) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access to, and examine and make copies of, all books and records of Seller and its affiliates relating to the Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to cessation of the Transition Period. For a period of five years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (d) Seller shall cause its accounting firm to consent to the inclusion of the Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

                 (e) After Closing, Seller and Shareholders shall make the books and records of Seller pertaining to the Business available to the Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of the Business' financial statements for any period prior to Closing not already audited. Seller agrees to cooperate, with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

         6.4 Preserve Accuracy of Representations and Warranties. Each of Seller and Shareholders shall refrain from taking any action which would render any representation and warranty contained in Article IV hereof untrue, inaccurate or misleading as of Closing and as of cessation of the Transition Period. Seller and each Shareholder will promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Seller or its directors, officers, or Shareholders, that may involve or relate in any way to Seller, the Assets, Shareholders or the operation of the Business. Seller and Shareholders shall promptly notify Buyer of any facts or circumstances that come to either's attention and that cause, or through the passage of time may cause, any of Seller's and Shareholder's representations and warranties to be untrue or misleading at any time from the date hereof through cessation of the Transition Period.

         6.5 Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

         6.6 Indebtedness; Liens. From the Effective Date until the cessation of the Transition Period, with respect to the Assets, including the Business and operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. Notwithstanding the foregoing sentence, Seller may borrow amounts in its ordinary course of business consistent with past practice under its existing line of credit with MidAtlantic Bank (the "Line of Credit"). At Closing and upon cessation of the Transition Period, the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, including but not limited to those existing or created under the Line of Credit, except as set forth in those Leases and Contracts which Buyer expressly elects to assume, and Seller shall deliver to Buyer at Closing such releases, UCC termination statements and other documents as Buyer may request to evidence the same.

         6.7 Compliance with Laws and Regulatory Consents. From the date hereof through cessation of the Transition Period, (a) Seller shall comply with all applicable statutes, laws, ordinances and regulations; (b) Seller shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participations, licenses, and other permits necessary for the business and operation of the Assets; (c) Seller and Shareholders shall use their best efforts and shall cooperate fully with Buyer to obtain timely all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated under this Agreement; and (d) Seller and Shareholder shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

         6.8 Maintain Insurance Coverage. From the date hereof through cessation of the Transition Period, Seller shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide, upon request by Buyer, evidence satisfactory to Buyer that such insurance continues to be in effect, that all premiums due have been paid, and that Buyer has been named additional insured since the Effective Date. Seller will maintain its existing product and professional liability insurance on an "occurrence" basis policy or other policy satisfactory to Buyer, in its sole discretion, and covering at least five years after cessation of the Transition Period.

         6.9 Medicare and Medicaid Reporting. Through cessation of the Transition Period, Seller shall timely file or cause to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid and Blue Cross. Seller has paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to the Effective Date; provided, however, that if any adverse adjustments or offsets regarding operations from the Effective Date through cessation of the Transition Period are the result of the wilful acts or omissions, or gross negligence, of Seller and/or its employees, representatives and agents, Seller and Shareholders shall be jointly and severally responsible for such adjustments and offsets. Seller shall be entitled to receive any refund or other benefit which may result for the filing of said reports and claims for operations up to the Effective Date, and Buyer shall likewise be so entitled beginning on the Effective Date.

         6.10 Current Return Filing. Buyer shall be deemed owner of the Business as of the Effective Date for accounting and tax purposes and shall correspondingly include all operations of the Business on Buyer's federal, state and local income tax returns, and pay Buyer's resulting taxes. Buyer will not indemnify Seller or Shareholder for any tax liability of Seller or Shareholder imposed by any government agency.

         6.11 WARN Act. Prior to cessation of the Transition Period, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN.

         6.12 No Sale, Merger or Consolidation. From the date hereof through cessation of the Transition Period, Shareholders shall not sell, pledge or transfer any of their capital stock in Seller, and Seller shall not sell all or substantially all of its assets, or merge or consolidate with any other entity; neither shall solicit any inquiries, proposals or offers relating to any such transactions except with prior written notice to Buyer; and both shall promptly notify the Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which either may receive relating to any of the matters referred to in this paragraph. Seller shall not consummate a sale, in any manner or by any means, of its Institutional Division on or prior to December 31, 1996 unless: (i) Buyer has given its written consent which consent may be withheld in Buyer's sole discretion; or (ii) the acquiror of the Institutional Division enters into a noncompete agreement extending until December 31, 1996 with Buyer covering the Business' accounts, customers and referral sources in form and substance satisfactory to Buyer. In the event of a breach of this paragraph 6.12, Seller and Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be borne, jointly and severally, by Seller and Shareholders. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.


                             ARTICLE VIII. CLOSING

         7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by February 16, 1996, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree (the "Closing"). If all of the conditions to Closing set forth in Articles VIII and IX hereof are not satisfied by or by February 16, 1996, the Closing shall occur at such other time as the parties may mutually agree. Upon consummation, the Closing shall be deemed to be effective and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on January 1, 1996 (the "Effective Date"). Accordingly, income generated from operation of the Business on and after the Effective Date will be the property of Buyer. In the event that Closing has not occurred by March 15, 1996, then any party not in default hereunder may terminate this Agreement without further obligation.


           ARTICLE IX. SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Seller and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):

         8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Seller and/or Shareholders pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agencies or body shall have been instituted or threatened to restrain or prohibit the transactions here under contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

         8.4 Exhibits. Exhibits to this Agreement shall be finalized to the satisfaction of Buyer, Seller and Shareholders by Closing.


                     ARTICLE X. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

          9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Shareholders contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at the Closing and shall then be true in all respects, and Seller and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

          9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, provider contracts, determinations or certificates of need necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

          9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

          9.4 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Seller shall have delivered to Buyer, at Seller's expense, all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Business including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

          9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

          9.6 Confidentiality and Non-Compete Agreements. Each of Seller and Shareholders shall execute and deliver to Buyer a Confidentiality and Non-Compete Agreement in form and substance acceptable to Buyer.

          9.7 Consulting Agreement. Buyer and Richard Kreider shall have entered into a consulting agreement in the form attached hereto as Exhibit 9.7.

          9.8 Operating Targets. As of the date of Closing, Seller and the Business shall meet the following minimum operating thresholds: (i) for the 12-month period ended at December 31, 1995, the Business shall have achieved gross profits of no less than Three Million Seven Hundred Twenty Thousand and No/100 Dollars ($3,720,000.00); (ii) for the 12-month period ended at December 31, 1995, Seller shall have achieved net revenues of no less than Six Million Two Hundred Thirty-Eight Thousand and No/100 Dollars ($6,238,000.00); and (iii) that since December 31, 1995 and except as required in the ordinary and usual course of the Business, no assets have been removed, distributed, 29 assigned or paid by or from Seller or Shareholders. Further, just prior to the time of Closing, Shareholder shall provide to Buyer interim, unaudited financial statements evidencing that no material change has occurred in connection with the Business or the Assets since the date of the Interim Financial Statements. For purposes of this paragraph 9.8, the term "gross profits" shall mean net revenues of the Business less the total cost of revenues for the Business. The total cost of revenues shall be the sum of the Business' sales cost of goods sold; rentals cost of goods sold-depreciation; and rentals cost of goods sold-other calculated in a manner consistent with the Financial Statements including but not limited to the write-off directly to net sales of Receivables over 150 days old. For purposes of this paragraph 9.8 and paragraph 13.3, the term "net revenues" shall mean the sum of the Business' sales revenues; rental revenues; returns and allowances; and revenue adjustments calculated in a manner consistent with the Financial Statements including but not limited to the write-off directly to net sales of Receivables over 150 days old.

          9.9 Value of Assets. As of the date of Closing, the Assets shall have an aggregate book value of no less than One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00). In the event the aggregate book value of the Assets is less than One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00) but greater than One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00), the transactions contemplated hereunder shall nevertheless be consummated, but the Purchase Price shall be reduced by the amount of the shortfall in the book value of the Assets. Further, in the event the aggregate book value of the Assets is One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) or less, AHP shall have the option, without liability, not to consummate the transactions contemplated hereunder.

          9.10 Third Party Consents. Seller shall provide to the Buyer all third party consents or third party authorizations believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, including but not limited to those consents referenced in Exhibit 4.2 each in form and substance acceptable to Buyer.

          9.11 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

          9.12 Exhibits. The Exhibits to this Agreement shall be finalized to the satisfaction of Buyer, Seller and Shareholders by Closing.

         ARTICLE XI. OBLIGATIONS OF SELLER AND SHAREHOLDERS AT CLOSING

         At Closing, Seller and Shareholders shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

         10.1 Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                 (1) A Bill of Sale, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Liabilities.

                 (2) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for the Assumed Liabilities.

                 (3) An effective and enforceable assignment to Buyer of each Lease and Contract which Buyer has agreed to assume.

         10.2 Possession. Seller shall deliver to Buyer full possession and control of the Business and Assets subject to the provisions of Article XIII hereof.

         10.3 Opinion of Counsel. Seller shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholders, dated as of Closing, in the form attached hereto as Exhibit 10.3.

         10.4 Corporate Good Standing and Corporate Resolutions. Seller shall deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller, and a certified copy of the resolutions of the Board of Directors and Shareholders of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the Commonwealth of Pennsylvania relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         10.5 Closing Certificate. Seller shall deliver to Buyer a certificate of an officer of Seller and of Shareholders, dated as of Closing, certifying that (a) each covenant and obligation of Seller and/or Shareholders have been complied with by such parties, and (b) each representation and warranty of Seller and Shareholders are true and correct at the Closing as if made on and as of the Closing.

         10.6 Third Party Consents and Releases. Seller shall deliver to Buyer, all consents, estoppels, approvals and authorizations of third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including, but not limited to, those consents necessary for the assignment of Leases and Contracts pursuant to paragraph 10.1(4). Buyer shall also deliver to Buyer executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, in form and substance satisfactory to Buyer in its sole discretion.

         10.7 Insurance. Seller shall deliver evidence of insurance coverage as required by paragraph 6.8.

         10.8 Confidentiality, and Consulting Agreements. Seller shall deliver to Buyer each of the agreements described in paragraphs 9.6 and 97.

         10.9 Additionally Requested Documents; Post-Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholder and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits.


                  ARTICLE XII. OBLIGATIONS OF BUYER AT CLOSING

         At closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller and
Shareholders:

         11.1 Purchase Price. Buyer shall make available to the Seller the Purchase Price upon the terms specified in this Agreement.

         11.2 Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

         11.3 Opinion of Buyer's Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article XII hereof.

         11.4    Corporate Good Standing and Certified Board Resolutions.
Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Delaware, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.

         11.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of the Buyer, dated as of Closing, certifying that
(a) each covenant and obligation of Buyer has been complied with by Buyer, and
(b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.


                    ARTICLE XIII. OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance satisfactory to Seller and their counsel to the effect that:

                 (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

                 (b) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                      ARTICLE XIV.  TRANSITIONAL OPERATION

         13.1 Transition Period. Seller will continue to operate the Business at its current location during the "Transition Period," which, for purposes of this Agreement is defined as that period commencing on the Effective Date and terminating on the earlier of (a) Buyer's transfer of the operation of the Business from its current location to a new location, or (b) May 31, 1996. During the Transition Period, Seller shall operate the Business and maintain its accounting procedures with respect to the Business in a manner consistent with its operation of the Business as of December 31, 1995, and, subject to the relevant provisions of paragraph 6.1, Seller will retain its same employees to so operate the Business. Upon cessation of the Transition Period, Seller and Shareholders shall deliver to Buyer a certificate of an officer of the Seller and of the Shareholders, dated as of the cessation of the Transition Period, certifying that (a) each covenant and obligation of Seller and/or Shareholders as stipulated under this Agreement has been complied with by such parties, and (b) subject to the last provision of paragraph 4.4, each representation and warranty of Seller and Shareholders is true and correct as if made on such date.

         13.2 Maintenance of Operation; Expenses; Inventory; Rental Equipment; Fixed Assets. During the Transition Period, Seller will, under the direction of Buyer to the extent Buyer deems such direction necessary, continue to operate the Business in the ordinary course consistent with past practice. During the Transition Period, Seller will pay for all liabilities, obligations, costs and expenses (including but not limited to gross receipts and use taxes and property taxes) of the Business and its operation, tangible and intangible, contingent or otherwise, incurred during the Transition Period, whether or not payment is due during the Transition Period. During the Transition Period, Seller shall acquire as necessary for the Business all inventory as defined by generally accepted accounting principals and as historically applied by Seller. Buyer shall reimburse Seller for the cost of such inventory (including freight-in) and other costs consisting of cost of rented equipment and oxygen used in the operation of the Business during the Transition Period pursuant to paragraph 13.3. Buyer and Seller agree and acknowledge that, as of the Effective Date, the Inventory had the aggregate book value shown on the Schedule of Assets (the "Value"). During the Transition Period, Seller shall use its best efforts to maintain the value, quantity, type and quality of the Inventory as it existed at the Effective Date. Immediately upon cessation of the Transition Period, a representative of Seller and a representative of Buyer shall meet to coordinate separation of inventory of the Business from inventory of the Institutional Division. Immediately thereafter Seller shall deliver to Buyer inventory acceptable to Buyer and suitable for use in connection with the Business with an aggregate book value (determined in a manner consistent with Seller's past practices and acceptable to Buyer and its independent auditors) equal to the Value. Such inventory shall be of a quantity, quality and type used by Seller as of December 31, 1995 in the ordinary course of the Business. In the event the aggregate book value of the inventory at the end of the Transition Period is less than the Value, Seller shall immediately remit to Buyer cash in an amount equal to the shortfall. In the event the aggregate book value of the inventory at the end of the Transition Period is greater than the Value, Buyer shall immediately remit to Seller cash in an amount equal to the excess. During the Transition Period Seller shall timely inform Buyer of the need to acquire any rental equipment or fixed assets (each as defined by generally accepted accounting principals and as historically applied by Seller) and, upon Buyer's prior consent, shall take all steps necessary to make such purchases. Buyer shall reimburse Seller for such purchases pursuant to
paragraph 13.3.   In the event the aggregate book value (ignoring depreciation accumulated from the Effective Date through the end of the Transition Period) of either the rental equipment and/or the fixed assets (after subtracting all amounts retained by Seller pursuant to paragraph 13.3 for purchases of rental equipment and fixed assets) at the end of the Transition Period is less than the respective aggregate book values thereof as reflected on the Schedule of Assets, Seller shall immediately remit to Buyer cash in an amount equal to the shortfall (the calculation of the book value of the rental equipment and fixed assets will not take into account disposals in the ordinary course of business during the Transition Period). In the event the aggregate book value (ignoring depreciation accumulated from the Effective Date through the end of the Transition Period) of either the rental equipment and/or the fixed assets (after subtracting all amounts retained by Seller pursuant to paragraph 13.3 for purchases of rental equipment and fixed assets) at the end of the Transition Period is greater than the respective aggregate book value thereof reflected on the Schedule of Assets, Buyer shall immediately remit to Seller cash in an amount equal to the excess (the calculation of the book value of the rental equipment and fixed assets will not take into account disposals in the ordinary course of business during the Transition Period). Upon cessation of the Transition Period, the Assets, exclusive of Inventory and Receivables (ignoring depreciation accumulated from the Effective Date through the end of the Transition Period) and adjusting for depreciation in a manner consistent with Seller's past accounting practices, shall have an aggregate book value equal to or in excess of the aggregate book value of such Assets at the Effective Date. Seller shall take such steps as reasonably directed by Buyer to itemize all Assets other than Inventory and keep them separate from the assets of the Institutional Division. Upon cessation of the Transition Period, all Assets (including but not limited to Inventory, Rental Equipment and Fixed Assets) shall be placed in the sole possession and control of Buyer, and shall free and clear of all liabilities and encumbrances whatsoever, Seller and Shareholders having previously delivered to Buyer at Closing all releases, consents, and other authorizations deemed necessary or advisable by Buyer in its sole discretion to so deliver the Assets.

         13.3 Cash Account; Operating Fee; Inventory Purchases. Seller will deposit all cash generated from collection of Receivables and operation of the Business during the Transition Period into an account (the "Account") under the control of Seller in a manner reasonably acceptable to Buyer. From such sums Seller shall be entitled to retain an amount equal to the cost of inventory (including freight-in) used in the operation of the Business for the applicable month, other costs consisting of the cost of rented equipment and oxygen for the applicable month, plus an amount equal to the sum expended to make purchases for the Business of rental equipment and fixed assets during the applicable month pursuant to the terms of paragraph 13.2. In addition, for services the Seller provides pursuant to this Article XIII, Seller will retain from such Account a monthly fee equal to Thirty-Five and 4/10 percent (35.4%) of the applicable monthly "net revenues" (as defined in paragraph 9.8) of the operations of the Business. Seller may not withdraw any other funds from the Account. Seller will remit to Buyer, on or before the 15th day of the next preceding calendar month, all amounts collected during the applicable calendar month net of reimbursements and the monthly fee retained pursuant to this paragraph 13.3. All funds in such Account will be delivered to Buyer upon termination of the Transition Period. Seller may not use any funds in such Account for any purpose other than as expressly set forth herein, including but not limited to any costs associated with the operation of the Business during the Transition Period. In addition, in consideration for such services and predicated upon the Seller's performance of its obligations during the Transition Period in accordance with this Article XIII, Buyer will pay Seller Forty Thousand and No/100 Dollars ($40,000.00) in immediately available funds at Closing and Fifty Thousand and No/100 Dollars ($50,000.00) in immediately available funds within thirty (30) days of final settlement of all adjustments to be made at the end of the Transition Period. Seller shall provide to Buyer the following information on a monthly basis, in a form reasonably acceptable to Buyer: (i) detail of cash sales of the Business; (ii) roll forward of Receivable balances including but not limited to Receivable agings as of the beginning and end of the calendar month, sales and rental revenues net of adjustments and write-offs, and cash receipts; and (iii) such other information pertaining to the operating of the Business as reasonably requested by Buyer. In the event liabilities of the Business accrued during the Transition Period have not been satisfied by Seller prior to expiration of the Transition Period, Buyer shall assume such liabilities as are acceptable to Buyer in its sole discretion and Seller shall immediately remit to Buyer cash in an amount equal to such liabilities.

         13.4 Examples. Attached hereto as Exhibit 13.4 are examples of the operation paragraphs 13.2 and 13.3.

         13.5 Employees. Seller shall use its best efforts to retain in its employ all employees involved in the operation of the Business through the Transition Period. Notwithstanding the foregoing sentence, Seller intends to terminate certain of its employees during the Transition Period. Seller will obtain Buyer's prior consent for any such termination which consent will not be unreasonably withheld. Upon cessation of the Transition Period, Buyer shall offer employment to those individuals then employed by Seller who are primarily involved in the operation of the Business, and not involved in the operation of the Institutional Division. Such individuals shall be employed by Buyer on terms and conditions which are comparable to those applicable to similarly situated current employees of Buyer.


            ARTICLE XV.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         14.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, and shall survive the cessation of the Transition Period and shall not be merged into any documents delivered in connection with the Closing or cessation of the Transition Period for a period of three (3) years. Notwithstanding the three (3) year limitation set forth above, those representations, warranties, covenants and obligations set forth in paragraphs 4.8, 4.12, 4.23 (as such paragraph pertains to healthcare matters), 4.26, 6.9 and 6.10 shall each survive for a period equal to the applicable statute of limitations.

         14.2 Indemnification by Seller and Shareholders. Subject to the provisions of paragraph 14.4, Seller and Shareholders shall, jointly and severally, promptly indemnify, defend, and hold harmless Buyer and the directors, officers, stockholders, employees and agents of Buyer and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Seller or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller and/or Shareholders delivered pursuant to this Agreement; (ii) any liability of Seller not expressly assumed by Buyer pursuant to paragraph 1.3(1); (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership of the Business or Assets relating to all periods of time prior to Effective Date; and (iv) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors relating to all periods of time prior to the cessation of the Transition Period. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate") payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph shall be joint and several among and between each of Seller and Shareholders.

         14.3 Indemnification by Buyer. Subject to the provisions of paragraph 14.4, Buyer shall promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement, (ii) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities; (iii) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Seller arising out of the ownership of the Business or Assets relating to all periods of time subsequent to the Effective Date; and (iv) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(ies) against Seller arising out of the licensing, operation or conduct of the Business or Assets relating to all periods of time subsequent to the Transition Period. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

         14.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the





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


indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five
(45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

                 (3) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient served both before and after cessation of the Transition Period will be the responsibility of either Seller and Shareholders, jointly and severally, on the one hand, or Buyer on the other hand, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose prior to cessation of the Transition Period, Seller and Shareholders shall respond to the loss and defense expenses; (ii) if it is a claim in which the incident giving rise to liability clearly arose subsequent to cessation of the Transition Period, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller, Shareholders and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Nashville, Tennessee in accordance with the rules and procedures of the American Arbitration Association.

         14.5 Limitation on Claims. The obligations of an indemnifying party under this Agreement shall not begin until the indemnified party incurs one or more claims which equal Ten Thousand and No/100 Dollars ($10,000.00) (the "Basket"). Sums paid to Buyer by Seller pursuant to paragraph 2.1 or 4.8(5) shall not be counted as a claim which is contributed to the Basket. Once the Basket is reached, the obligations of an indemnifying party under this Agreement shall apply to all claims of the indemnified party, whether such claims are part of the Basket or in excess thereof. Further, other than with respect to the representations, warranties and covenants set forth in paragraphs 4.8, 4.12, 4.23 (as such paragraphs pertain to healthcare matters), 4.26, 6.9 and 6.10, for which no such limitations shall apply, the obligations of the indemnifying party under this Agreement shall not exceed, in the aggregate, Six Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($6,725,000.00)


                     ARTICLE XVI. PRESERVATION OF BUSINESS
                          AND NONCOMPETE RESTRICTIONS

         15.1 Covenant Not to Compete. Seller and Shareholders hereby, jointly and severally, covenant and agree with Buyer that, during the "NONCOMPETE PERIOD" (as such term is defined herein) and within the "NONCOMPETE AREA" (as such term is defined herein), neither Seller, Shareholders nor Shareholders' trustees or beneficiaries shall directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any health care operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing; (b) solicit for employment or employ any person who upon cessation of the Transition Period or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least six months; or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer or an Affiliate contracts with in connection with the Business, either solicit the same in a manner which could adversely affect Buyer or an Affiliate or make statements to the same which disparage Buyer, an Affiliate, the Business or their respective operations in any way. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the fifth anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a fifty (50) mile radius of each location from which the Business is operated or conducted as of the Closing. Neither ownership of less than five percent (5%) of the stock of a publicly held company, nor ownership and/or operation of the Institutional Division in a manner consistent with past operations shall be deemed a breach of this covenant.

         15.2 Enforceability. In the event of a breach of paragraph 15.1, Seller and Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be borne, jointly and severally, by Seller and Shareholders. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereby acknowledge the necessity of protection against the competition of Seller and Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholders for agreeing to the restrictions contained in paragraph 15.1. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                          ARTICLE XVII.  MISCELLANEOUS

         16.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller or Shareholders. Neither Seller nor Shareholders may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         16.2 Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholders shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement, and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. All state and local sales and use taxes, ad valorem taxes, recording fees and transfer taxes incurred in connection with either the transactions contemplated within this Agreement or the operation of the Business through cessation of the Transition Period shall be borne and timely paid by Seller; provided, however, that Buyer shall pay up to one-half of any transfer tax associated with conveyance of vehicles pursuant to this Agreement so long as Buyer's expense does not exceed Five Thousand and No/100 Dollars ($5,000.00). The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Seller as of the date of Closing.

         16.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Seller and Shareholders:

                 4255 Erica Drive
                 Doylestown, Pennsylvania  18901
                 Attn:  Richard Kreider

                 with a copy to:

                 Rod Eastburn
                 Eastburn & Gray, P.C.
                 60 E. Court Street
                 Doylestown, Pennsylvania  18901

                 To the Buyer:

                 American HomePatient, Inc.

                 5200 Maryland Way, Suite 400
                 Brentwood, Tennessee  37027
                 Attn:  Edward K. Wissing

                 with a copy to:

                 Lauren W. Anderson
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee  37238-1800

         16.4 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Seller, Shareholders and their affiliates agree not to trade in the securities of Buyer or its affiliates based upon any nonpublic information.

         16.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee.

         16.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         16.7 Benefit. Subject to paragraph 16.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         16.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

         16.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         16.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         16.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the best knowledge of Seller or Shareholders" or the like is used, Seller and Shareholders shall each be deemed to have the knowledge of Shareholders, their respective trustees and beneficiaries, and Seller's officers, directors and key employees; and Seller and Shareholders shall each be under a duty of due inquiry.

         16.12 Entire Agreement. This Agreement, including the Exhibits and attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholders.

         16.13 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

 "SELLER":                                               "BUYER":

 DELCREST MEDICAL PRODUCTS, INC.                         AMERICAN HOMEPATIENT, INC.

 By: Richard Kreider                                     By:
    -----------------------------                           ----------------------------
 Its: President                                          Its:
     ----------------------------                            ---------------------------

 "SHAREHOLDERS"
 /s/ Richard Kreider
 --------------------------------
 RICHARD KREIDER


 TRUST U/W CATHERINE KREIDER,
 DECEASED, Earl Kreider
 and Elaine Arnold, Trustees

 By: /s/ Earl Kreider
    -----------------------------
    Earl Kreider, Trustee

 By: /s/ Elaine Arnold
    -----------------------------
    Elaine Arnold, Trustee


 By: /s/ Joseph R. Kempter
    -----------------------------
    Joseph R. Kempter, Trustee


 EARL KREIDER IRREVOCABLE INTER
 VIVOS TRUST, dated November 1,
 1990, Richard Kreider, Trustee

 By: /s/ Richard Kreider
    -----------------------------
    Richard Kreider, Trustee